Ex. 3.1        Execution Version

AMENDMENT NO. 2 TO
FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED
PARTNERSHIP
OF
NEW SOURCE ENERGY PARTNERS L.P.
APRIL 27, 2015
This Amendment No. 2 (this “Amendment”) to the First Amended and Restated Agreement of Limited Partnership of New Source Energy Partners L.P. (the “Partnership”), dated as of February 13, 2013, as amended by the First Amendment thereto, dated November 12, 2013 (as amended, the “Partnership Agreement”), is hereby adopted effective as of April [26], 2015, by New Source Energy GP, LLC, a Delaware limited liability company (the “General Partner”), as general partner of the Partnership. Capitalized terms used but not defined herein have the meaning given such terms in the Partnership Agreement.
WHEREAS, the General Partner is the sole general partner of the Partnership, which is governed by the Partnership Agreement; and
WHEREAS, Section 13.1(d)(i) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to make a change that the General Partner determines does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect; and
WHEREAS, the General Partner has determined that the elimination of the economic portion of the General Partner Interest, cancellation of all General Partner Units and the issuance by the Partnership of 155,102 Common Units in exchange thereof will be in the best interests of the Partnership and beneficial to the Limited Partners, including the holders of the Common Units, and will not be adverse to the interests of the Partnership; and
WHEREAS, the General Partner has determined, pursuant to Section 13.1(d)(i) of the Partnership Agreement, that the amendments to the Partnership Agreement set forth herein do not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect; and
WHEREAS, simultaneously with the effectiveness of this Amendment, the General Partner Interest is ceasing to be an economic interest in the Partnership; however, New Source Energy GP, LLC is continuing to be the general partner of the Partnership;

US 3243808v.6

Ex. 3.1

NOW THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:
Section 1.Amendments.
(a) Section 1.1 of the Partnership Agreement is hereby amended to add or amend and restate the following definitions in the appropriate alphabetical order:
“General Partner Interest” means the non-economic management and ownership interest of the General Partner in the Partnership (in its capacity as a general partner and without reference to any Limited Partner Interest held by it) and includes any and all rights, powers and benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement. The General Partner Interest does not include any rights to profits or losses or any rights to receive distributions from operations or upon the liquidation or winding-up of the Partnership. For the avoidance of doubt, it is hereby confirmed that upon the effectiveness of Amendment No. 2 hereto, New Source Energy GP, LLC continues as the general partner of the Partnership without holding any economic interest in the Partnership and the business of the Partnership is continued without dissolution.
“MCE” means MidCentral Energy Partners L.P., a Delaware limited partnership.
“MCE Available Cash” means, with respect to any Quarter, the amount of cash received by the Partnership as distributions on its equity interests in MCE and MidCentral Energy GP, LLC with respect to such Quarter.
“Percentage Interest” means as of any date of determination, as to any Unitholder with respect to Units, the quotient obtained by dividing (i) the number of Units held by such Unitholder by (ii) the total number of Outstanding Units. The Percentage Interest with respect to an Incentive Distribution Right shall be zero. The Percentage Interest with respect to the General Partner Interest shall be zero.
“Subordination Period” means the period commencing on the Closing Date and ending on the first to occur of the following dates:
(a) the first Business Day following the distribution of Available Cash to Partners pursuant to Section 6.3(a) in respect of any Quarter beginning with the Quarter ending December 31, 2015 in respect of which (i) (A) distributions of Available Cash from Operating Surplus on each of the Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units, in each case with respect to each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units, in each case in respect of such periods and (B) the Adjusted Operating Surplus for each of the three consecutive, non-overlapping four-Quarter periods immediately preceding

Ex. 3.1

such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Common Units, Subordinated Units and any other Units that are senior or equal in right of distribution to the Subordinated Units, in each case that were Outstanding during such periods on a Fully Diluted Weighted Average Basis, and (ii) there are no Cumulative Common Unit Arrearages;
(b) the first Business Day following the distribution of Available Cash to Partners pursuant to Section 6.3(a) in respect of any Quarter in respect of which (i) (A) distributions of Available Cash from Operating Surplus on each of the Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units, in each case with respect to the four-Quarter period immediately preceding such date equaled or exceeded 125% of the Minimum Quarterly Distribution on all of the Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units, in each case in respect of such period and (B) the Adjusted Operating Surplus for the four-Quarter period immediately preceding such date equaled or exceeded 125% of the sum of the Minimum Quarterly Distribution on all of the Common Units and Subordinated Units and any other Units that are senior or equal in right of distribution to the Subordinated Units, in each case that were Outstanding during such period on a Fully Diluted Weighted Average Basis and the corresponding Incentive Distributions and (ii) there are no Cumulative Common Unit Arrearages; and
(c) the first date on which there are no longer outstanding any Subordinated Units due to the conversion of Subordinated Units into Common Units pursuant to Section 5.7 or otherwise.
Notwithstanding the foregoing, any Quarter in respect of which (1) distributions were not paid on the Subordinated Units solely due to a failure to satisfy the Production Requirement and (2) the Adjusted Operating Surplus for such Quarter equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Common Units, Subordinated Units and any other Units that are senior or equal in right of distribution to the Subordinated Units that were Outstanding during such Quarter on a Fully Diluted Weighted Average Basis, shall not interrupt any three consecutive, non-overlapping four-Quarter period that would otherwise satisfy the criteria of clause (a)(i) of this definition. Similarly, any Quarter in respect of which (1) distributions were not paid on the Subordinated Units solely due to a failure to satisfy the Production Requirement, (2) distributions of Available Cash from Operating Surplus on each of the Outstanding Common Units and any other Outstanding Units that are senior in right of distribution to the Subordinated Units equaled or exceeded 125% of the Minimum Quarterly Distribution and (3) the Adjusted Operating Surplus for such Quarter equaled or exceeded 125% of the sum of the Minimum Quarterly Distribution on all of the Common Units and Subordinated Units and any other Units that are senior or equal in right of distribution to the Subordinated Units that were Outstanding during such Quarter on a Fully Diluted Weighted Average Basis, shall not interrupt any four-Quarter period that would otherwise satisfy the criteria of clause (b)(i) of this definition.

Ex. 3.1

“Unit” means a Partnership Interest that is designated as a “Unit” and shall include Common Units and Subordinated Units but shall not include (i) the General Partner Interest or (ii) Incentive Distribution Rights.
(b)     Section 1.1 of the Partnership Agreement is hereby amended to delete the following definition:
“General Partner Unit” means a fractional part of the General Partner Interest having the rights and obligations specified with respect to the General Partner Interest. A General Partner Unit is not a Unit.
(c) Section 4.6(a) of the Partnership Agreement is hereby amended and restated in its entirety as follows:
Subject to Section 4.6(c), prior to December 31, 2022, the General Partner shall not transfer all or any part of its General Partner Interest to a Person unless such transfer (i) has been approved by the prior written consent or vote of the holders of at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) or (ii) is of all, but not less than all, of its General Partner Interest to (A) an Affiliate of the General Partner (other than an individual) or (B) another Person (other than an individual) in connection with the merger or consolidation of the General Partner with or into such other Person or the transfer by the General Partner of all or substantially all of its assets to such other Person.
(d) Section 5.2(a) of the Partnership Agreement is hereby amended and restated in its entirety as follows:
On the Closing Date, the General Partner contributed to the Partnership, as a Capital Contribution, a 2.0% portion of the Partnership Properties in exchange for (i) 150,000 General Partner Units, representing a 2.0% General Partner Interest, subject to all of the rights, privileges and duties of the General Partner under this Agreement and (ii) the Incentive Distribution Rights. Upon the effectiveness of Amendment No. 2 hereto, the economic portion of the General Partner Interest was eliminated and all General Partner Units were canceled; and the Partnership issued 155,102 Common Units in exchange thereof.
(e) Section 5.2(b) of the Partnership Agreement is hereby deleted in its entirety.
(f) Section 5.8 of the Partnership Agreement is hereby amended and restated in its entirety as follows:
Except as otherwise provided in a separate agreement by the Partnership, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Interest, whether unissued, held in the treasury or hereafter created.

Ex. 3.1

(g) Section 5.11(a) of the Partnership Agreement is hereby amended and restated in its entirety as follows:
Subject to the provisions of this Section 5.11, the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall have the right, at any time when there are no Subordinated Units Outstanding and the Partnership has made a distribution pursuant to Section 6.4(b)(v) for each of the four most recently completed Quarters and the amount of each such distribution did not exceed Adjusted Operating Surplus for such Quarter, to make an election (the “IDR Reset Election”) to cause the Target Distributions to be reset in accordance with the provisions of Section 5.11(e) and, in connection therewith, the holder or holders of the Incentive Distribution Rights will become entitled to receive their respective proportionate share of a number of Common Units (the “IDR Reset Common Units”) derived by dividing (i) the average amount of aggregate cash distributions made by the Partnership for the two full Quarters immediately preceding the giving of the Reset Notice (as defined in Section 5.11(b)) in respect of the Incentive Distribution Rights by (ii) the average of the cash distributions made by the Partnership in respect of each Common Unit for the two full Quarters immediately preceding the giving of the Reset Notice (the “Reset MQD”) (the number of Common Units determined by such quotient is referred to herein as the “Aggregate Quantity of IDR Reset Common Units”). The making of the IDR Reset Election in the manner specified in Section 5.11(b) shall cause the Target Distributions to be reset in accordance with the provisions of Section 5.11(e) and, in connection therewith, the holder or holders of the Incentive Distribution Rights will become entitled to receive Common Units on the basis specified above, without any further approval required by the General Partner or the Unitholders, at the time specified in Section 5.11(c) unless the IDR Reset Election is rescinded pursuant to Section 5.11(d).
(h) The Partnership Agreement, including, without limitation, Article VI thereof, shall be interpreted to give effect to the General Partner Interest being a non-economic interest in the Partnership.
Section 2.Except as hereby amended, the Partnership Agreement shall remain in full force and effect.
Section 3.This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.
[Signature page follows]

IN WITNESS WHEREOF, this Amendment has been executed as of the date first above written.

GENERAL PARTNER:
NEW SOURCE ENERGY GP, LLC

By: /s/ Kristian Kos
Name: Kristian Kos
Title: Chairman and Chief Executive Officer

    [Signature Page to Amendment No. 2]